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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                          COULTER PHARMACEUTICAL, INC.



      COULTER PHARMACEUTICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

      1. The name of the corporation is Coulter Pharmaceutical, Inc.

      2. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 16, 1996. The original Certificate of Incorporation of the Company was filed on February 16, 1995.

      3. The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions to amend Article IV Section A to read in its entirety as follows:

      "                               IV.

            A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Forty-Five Million (45,000,000) shares, Twenty-Five Million (25,000,000) shares of which shall be Common Stock (the "Common Stock") and Twenty Million (20,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share. Upon the filing of this Amendment to the Amended and Restated Certificate of Incorporation, every three (3) outstanding shares of Common Stock shall be combined into one (1) share of Common Stock."

      4. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval and was duly approved by the holders of the necessary number of shares of the Company's voting securities in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Written notice of such action has been given to the remaining stockholders in accordance with Section 228 of the General Corporation Law of Delaware.
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      IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of ___________, 199_.


                                          COULTER PHARMACEUTICAL, INC.


                                          ______________________________________
                                          Michael J. Bigham
                                          President and Chief
                                           Executive Officer

ATTEST:


By:________________________________
      James C. Kitch
      Secretary


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